Exhibit 99.1

Pivotal Announces Receipt of Offer from
CDC Software Corporation

Vancouver, B.C. — December 1, 2003 — Pivotal Corporation (“Pivotal”) announced today that it has received a firm offer from chinadotcom corporation, through its software unit, CDC Software Corporation (“CDC”), that the Special Committee of the Board of Directors of Pivotal has determined is a ‘superior transaction’ within the meaning of the current arrangement agreement with Oak Investment Partners and Talisma Corp.

CDC is offering to acquire all of the outstanding shares of Pivotal under a plan of arrangement that will, subject to certain conditions, permit Pivotal shareholders to elect to receive, for each Pivotal share, either:

•	US$2.14 comprised of: (i) US$1.00 cash; plus (ii) US$1.14 of common shares of chinadotcom corporation. The value of the share portion of this option will be calculated using the average closing price of the chinadotcom shares on the Nasdaq National Market over the ten trading day period ending two days prior to closing and there are no caps or collars applicable to the calculation; or

•	US$2.00 in cash.

Under the terms of Pivotal’s agreement with Oak Investment Partners, the offer from CDC has been delivered to Oak Investment Partners. In addition, under the terms of Pivotal’s agreement with Oak Investment Partners:

•	Pivotal is not permitted to accept CDC’s offer; and

•	Pivotal’s Board of Directors is not permitted to approve, recommend or vote in favour of CDC’s offer, or withdraw or modify in a manner adverse to Oak Investment Partners, its approval, recommendation or support of Pivotal’s agreement with Oak Investment Partners, unless Oak Investment Partners does not offer to amend its current agreement with Pivotal, prior to the end of the day on Thursday, December 4, 2003, so that the amended Oak Investment Partners transaction would, if consummated, be reasonably likely to result in a transaction which is as favourable from a financial point of view to Pivotal shareholders as CDC’s offer.

In view of these developments, the Special Committee has decided that is appropriate to seek a further adjournment of the extraordinary meeting of shareholders currently scheduled for 3:00 pm (Vancouver time) on December 3, 2003 to 2:30 pm (Vancouver time) on Monday, December 8, 2003.

The Special Committee will keep shareholders updated as developments warrant.

Forward Looking Statements:

This press release contains forward-looking statements concerning the offer received from CDC, its effect on the pending transaction with Oak Investment Partners and the date of the special meeting of shareholders to consider the Oak Investment Partners transaction. Forward-looking statements are not statements of historical fact, and actual results or events may differ materially from those described in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation, the risk that Oak Investment Partners or CDC may not perform its obligations under any agreement that it has or may in the future have with Pivotal, that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause Pivotal’s board to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated. Pivotal assumes no obligation to update forward-looking statements to reflect future events.

Investor and Press Contacts:

Mackenzie Partners -

Larry Dennedy (212) 929-5239	Daniel Burch (212) 929-5748
ldennedy@mackenziepartners.com	dburch@mackenziepartners.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

2